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EXHIBIT 12
FERRO CORPORATION AND SUBSIDIARIES
RATIO OF EARNINGS TO FIXED CHARGES

                                                   Six Months Ended
                                                        June 30,
(Dollars in Thousands)                           2000              1999
                                               -------           -------

Earnings:
   Pre-Tax Income                               62,623            57,794
   Add: Fixed Charges                           11,839             9,243
   Less: Interest Capitalization                  (196)             (954)
                                               -------           -------

            Total Earnings                      74,266            66,083
                                               =======           =======


Fixed Charges:
   Interest Expense                             11,334             7,955
   Interest Capitalization                         196               954
   Interest Portion of Rental Expense              309               334
                                               -------           -------

            Total Fixed Charges                 11,839             9,243
                                               =======           =======


              Total Earnings                    74,266            66,083


Divided  By:
            Total Fixed Charges                 11,839             9,243
                                               -------           -------


                  Ratio                           6.27              7.15



Note: Preferred dividends are excluded. Amortization of debt expense and discounts and premiums were deemed immaterial to the above calculation.


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